[TMP WORLDWIDE LOGO]

FOR IMMEDIATE RELEASE

                                    Contact:    David Rosa
                                                TMP Worldwide
                                                212-351-7067
                                                david.rosa@tmp.com
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                                                Andrea Retzky
                                                BSMG Worldwide
                                                212-445-8247
                                                aretzky@bsmg.com
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                      TMP WORLDWIDE, PARENT OF MONSTER.COM,
                     ANNOUNCES AGREEMENT TO ACQUIRE HOTJOBS

                PURCHASE PRICE OF APPROXIMATELY $460 MILLION,
                20.9% PREMIUM OVER HOTJOBS' PREVIOUS DAY CLOSE




NEW YORK, NY - June 29, 2001 -TMP Worldwide Inc. (NASDAQ: TMPW), the world's leading supplier of human capital solutions, including the pre-eminent Internet career portal Monster.com(R), announced today that it has entered into an agreement to acquire HotJobs.com, Ltd. (NASDAQ: HOTJ), a leading recruitment company whose services include the HotJobs.com consumer job board. TMP intends to maintain HotJobs.com as a stand-alone site and brand. Monster and HotJobs will be a formidable combination in the online recruitment industry, with a total of more than 14 million resumes and more than 650,000 jobs.

      Under the terms of the acquisition, each share of HotJobs common stock outstanding will be exchanged for 0.2195 shares of TMP common stock. As a result, TMP anticipates issuing a total of approximately 8.3 million shares of its common stock, with a value of approximately $460 million, based on the 10-day average TMP closing


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stock price, representing a 20.9 % premium to HotJobs' June 28, 2001 closing price. In addition, outstanding HotJobs options will be converted into options to acquire TMP Worldwide common stock at the same exchange ratio. After the completion of the merger, based on shares currently outstanding, TMP Worldwide will have approximately 116.8 million shares outstanding.

      The Board of Directors of both companies have approved the transaction, which is expected to be tax-free to the shareholders of both companies. The merger is subject to the approval of HotJobs' shareholders, regulatory approval and other customary closing conditions, and is expected to close in the fourth quarter of 2001. The transaction is being accounted for as a pooling of interests under U.S. generally accepted accounting principles.

      The acquisition will enable TMP Worldwide, whose services address every level of employment needs from intern to CEO, to manage the number one and number two global online career brands and web sites, according to industry rankings from Media Metrix.

      "This acquisition will significantly expand our portfolio of services and our reach among job seekers and employers who view the Web as an essential channel for career management and finding talent," said Andrew McKelvey, chairman and CEO of TMP Worldwide. "HotJobs is an excellent fit for us, offering both strategic opportunities and operational synergies. As we move forward with the integration, we will leverage efficiencies of our newly combined services and scale. With the addition of HotJobs, TMP and Monster.com's strong global presence will be expanded by the increased breadth and depth of services."

      "I'm eager to welcome the HotJobs' employees to TMP Worldwide. HotJobs' contributions and achievements have helped to grow online recruitment into a credible industry," said Jeff Taylor, CEO of Monster.com and TMP Interactive. "They have cultivated a unique niche in the career services and recruitment industry. Our team is


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excited about working with them to create the new marketplace for job seekers and employers."

       "Becoming part of TMP Worldwide will provide our company with enormous opportunities for cross selling services and international growth," added Dimitri Boylan, acting President and CEO of HotJobs. "This is an exciting new chapter for us and I'm excited to bring our talents and services across to the TMP spectrum of career services."

      A conference call to discuss the above transaction has been scheduled for 8:30 AM E.S.T. on Monday, July 2. Individuals wishing to participate can join the conference call by dialing 1-888-209-3908 at 8:20 AM E.S.T. For those outside the United States, please call in on 1-212-896-6123.

ABOUT TMP WORLDWIDE

Founded in 1967, TMP Worldwide Inc., with more than 9,500 employees in 32 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network, and one of the world's largest Executive Search and Executive Selection agencies. TMP Worldwide, headquartered in New York, is also the world's largest Yellow Pages advertising agency and a provider of direct marketing services. The company's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies. In June 2001, TMP Worldwide was added to the S&P 500 Index. More information about TMP Worldwide is available at www.tmp.com.
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ABOUT MONSTER.COM

Monster.com, headquartered in Maynard, Mass., is the leading global careers website, recording over 26.9 million unique visits during the month of May 2001 according to independent research conducted by I/PRO. Monster.com connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster.com global network consists of local content and language sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New


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Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg,
India and Italy. More information about Monster.com is available at www.monster.com or by calling 1-800-MONSTER.
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ABOUT HOTJOBS.COM

HotJobs.com is a leading Internet recruiting solutions company that develops and provides companies with innovative recruiting solutions and services. HotJobs.com (www.hotjobs.com), the company's popular consumer job board,
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provides a direct exchange of information between opportunity seekers and employers, and includes features such as HOTBLOCK, which enables job seekers to block specific companies from searching their resumes. In addition, HotJobs also offers an Agency Desktop, which provides a direct, business-to-business exchange between corporate hiring managers and staffing agencies. Over 10,600 companies subscribe to HotJobs' online employment exchanges. HotJobs also provides employers with progressive recruiting solutions such as its Resumix(R) and Softshoe(R) hiring management software, Career Expos, its HotReach affiliate program, and Diversity Marketing Solutions.

Special Note: The above statements include forward-looking statements based on current management expectations. Factors that could cause future results to differ from these expectations include the following: risks associated with acquisitions, competition and seasonality. Additional factors are described in the company's reports filed with the Securities and Exchange Commission.

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